Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

DAY ONE BIOPHARMACEUTICALS, INC.

at

$21.50 per share, net in cash, without interest and less any applicable tax withholding

Pursuant to the Offer to Purchase dated March 26, 2026

by

SERVIER DETROIT INC.

a direct wholly owned subsidiary of

SERVIER PHARMACEUTICALS LLC

an indirect wholly owned subsidiary of

SERVIER S.A.S.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON APRIL 22, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 26, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Servier Detroit Inc., a Delaware corporation (“Purchaser”), a direct wholly owned subsidiary of Servier Pharmaceuticals LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly owned subsidiary of Servier S.A.S., a French société par actions simplifiée (“Servier” and together with Purchaser and Parent, the “Servier Parties”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), at a purchase price of $21.50 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 26, 2026 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer and the Merger are not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal (including Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 p.m., Eastern Time, on April 22, 2026 (the “Expiration Time”), unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement (as defined below), in which case the term “Expiration Time” means such subsequent time on such subsequent date.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and Servier, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

The Board of Directors of the Company (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all of the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For Shares to be properly tendered to the Purchaser pursuant to the Offer, the Depositary must be in timely receipt of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.

If a stockholder desires to tender Shares pursuant to the Offer and the share certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

None of the Servier Parties will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer, except as otherwise provided in Section 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent.

Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov.

Very truly yours,

INNISFREE M&A INCORPORATED

Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free:

1 (888) 750-5884 (from the U.S. or Canada)

From outside the U.S. and Canada, please call:

+1 (412) 232-3651

Banks and Brokers May Call Collect:

(212) 750-5833